Exhibit 10.2

The rights of the holder of this instrument to receive payment hereunder and other rights of the holder of this instrument are subject and subordinate to the rights of the Senior CREDITOR (as defined in the Subordination Agreement DEFINED BELOW) pursuant to the terms of a Subordination Agreement, DATED AS OF THE DATE HEREOF (THE “SUBORDINATION aGREEMENT”), among WESTERN ALLIANCE BANK, the HOLDER of this instrument, the maker of this instrument and the other parties thereto.

PROMISSORY NOTE

$[●]	February [●], 2024

FOR VALUE RECEIVED, Streamline Health Solutions, Inc., a Delaware corporation having an address at 2400 Old Milton Pkwy., Box 1353 Alpharetta, Georgia 30009 (“Borrower”), promises to pay to promises to pay to [●], having an address at [●] (the “Holder”) the principal amount of [●] Dollars ($[●]), in lawful currency of the United States of America (together with any interest capitalized and added to the principal balance in accordance with Section 2 below) the “Holder Loan”), and together with any other interest on the unpaid principal balance of the Holder Loan at the rate set forth in Section 3 of this Promissory Note (this “Note”).

The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which Holder, by its acceptance of this Note, agrees:

1. Definitions. As used in this Note, the following capitalized terms have the following meanings:

“Additional Loans” means each of the loans made to the Borrower contemporaneously with the Holder Loan.

“Additional Notes” means each of the respective Promissory Notes evidencing the Additional Loans issued by the Borrower contemporaneously with this Note to the Noteholders who made such Additional Loans.

“Additional Noteholders” means, collectively, the holders of any Additional Notes.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in Atlanta, Georgia are authorized or obligated to close.

“Change of Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock or other equity securities, as applicable, then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Closing Date” means February [●], 2024.

“Debt” means, of any Person as of any date of determination (without duplication): (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services (except trade accounts payable); (d) all capitalized lease obligations of such Person; (e) all debt or other obligations of others guaranteed by such Person; (f) all obligations secured by a Lien existing on property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person; and (g) any other obligation for borrowed money or other financial accommodations which in accordance with GAAP would be shown as a liability on the balance sheet of such Person.

“Event of Default” has the meaning given in Section 10 hereof.

“GAAP” means Generally Accepted Accounting Principles.

“Governmental Authority” means any nation or government, any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“Lien” means any lien, mortgage, security interest, tax lien, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

“Loans” means, collectively, the Holder Loan and any Additional Loans.

“Material Adverse Effect” means any act, event, condition, or circumstance which materially and adversely affects: (a) the operations, business, properties, liabilities and financial condition of Borrower and its Subsidiaries, taken as a whole; (b) the ability of Borrower to perform its obligations under this Note; and (c) the legality, validity, binding effect or enforceability against Borrower of this Note.

“Maturity Date” means the earlier of: (i) the close of business on August [●], 2027, or (ii) the date upon which, following the occurrence of an Event of Default, the Obligations become due and payable in accordance with the terms hereof.

“Noteholders” means, collectively, Holder and any Additional Noteholders.

“Obligations” means and includes all loans, advances, Debts, liabilities and obligations, howsoever arising, owed by the Borrower to Holder of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of this Note, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by Borrower hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

“Person” means and includes an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a Governmental Authority.

“Register” has the meaning given in Section 14 hereof.

“Required Noteholders” means, at any time, one or more Noteholders holding in the aggregate more than fifty percent (50%) of the aggregate principal amount of the Loans outstanding at such time.

“SEC” means the Securities and Exchange Commission of the U.S.

“Subsidiary” means (a) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by Borrower or one or more of other Subsidiaries or by Borrower and one or more of such Subsidiaries, and (b) any other entity (i) of which at least a majority of the ownership, equity or voting interest is at the time directly or indirectly owned or controlled by Borrower and other Subsidiaries and (ii) which is treated as a subsidiary in accordance with GAAP.

2. Interest. Interest shall accrue on the outstanding principal balance of this Note at a rate per annum equal to fifteen percent (15.0%). At the end of each month, commencing with the first month ending after the Closing Date, all accrued and unpaid interest shall be capitalized and added to the outstanding principal balance and such interest so capitalized shall for all purposes be deemed to constitute a portion of the principal balance of the Holder Loan hereunder. All accrued and unpaid interest shall be due and payable in cash on the Maturity Date. Upon the occurrence and during the continuance of an Event of Default, at the election of the Required Noteholders, the outstanding principal balance of this Note shall bear interest at a rate equal to two (2%) per annum above the rate otherwise applicable hereunder from the date of such Event of Default until the same is paid in full or such Event of Default is waived by the Required Noteholders. All interest hereunder shall be computed on the basis of a 365/366-day year for the actual number of days elapsed.

3. Payments of Principal. The entire outstanding principal balance of this Note, together with any then accrued and unpaid interest thereon and any other amounts payable hereunder, shall be due and payable on the Maturity Date. This Note will not be subject to principal amortization payments prior to the Maturity Date.

4. Prepayment and Redemption.

(a) Except as provided in Section 4(b) below, this Note and the obligations evidenced by this Note may prepaid, in whole or part, without any premium or penalty.

(b) In that event that Borrower prepays any portion of the then outstanding principal balance of the Holder Loan on or before the twelve (12) month anniversary of the Closing Date, in addition to such prepayment of the principal balance the Borrower shall pay to the Noteholders a prepayment fee (in accordance with the each Noteholder’s pro-rata share of the Loans) in an amount equal to the amount of interest that would have accrued but for the prepayment from the date of such prepayment through such twelve (12) month anniversary of the Closing Date.

5. Pari Passu Notes. Holder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment (and in all other respects) to the Additional Notes. All payments of principal and accrued and outstanding interest on this Note shall be made pro rata based on the unpaid portion of the principal balance of the Loans held by each Noteholder. If any Noteholder receives any payment or other amount in excess of that which he, she or it is entitled to under this Note (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise), he, she or it shall, and shall be deemed to, hold such excess amount in trust for the benefit of the Noteholders who are entitled thereto and shall pay such excess amount over to such other Noteholders as promptly as practicable..

6. Subordination. Holder acknowledges and agrees that, in accordance with the Subordination Agreement, the payment of all or any portion of the outstanding principal balance and all interest hereon shall be subordinated in right of payment (and in all other respects) to the Obligations (as defined in the Senior Loan Agreement referenced below) of the Borrower owing to Western Alliance Bank (“Senior Creditor”) pursuant to that certain Amended and Restated Loan and Security Agreement, dated as of March 2, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Senior Loan Agreement”), by and between Borrower and Senior Creditor. To the extent of any conflict between this Note and the terms of the Subordination Agreement, the terms of the Subordination Agreement shall govern.

7. Representations and Warranties. The Borrower represents and warrants to Holder on the Closing Date that:

(a) Entity Existence; Authority. Borrower (a) is duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would result in a Material Adverse Effect. Borrower has the power and authority to execute, deliver, and perform its obligations under this Note.

(b) Enforceability. This Note constitutes a legal, valid, and binding obligations of Borrower, enforceable against Borrower in accordance with its terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors’ rights.

(c) No Violations. The execution, delivery and performance by Borrower of this Note will not (a) violate the governing or organizational documents of Borrower, (b) violate any applicable law or order applicable to Borrower, (c) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, or acceleration of any right or obligation of Borrower under any material agreement or other material instrument binding upon or providing rights to the Borrower, or (d) result in the creation or imposition of any lien on any material asset of Borrower, in each case with respect to the foregoing clauses (b), (c) and (d), to the extent such violation, breach, conflict or lien would not reasonably be expected to result in a Material Adverse Effect.

(d) Litigation. As of the date hereof, there is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of Borrower after reasonable investigation, threatened against or affecting Borrower, or any of its Subsidiaries, that would reasonably be expected to result in a Material Adverse Effect.

(e) No Default. No Default or Event of Default exists or would result from the incurring of any Obligations of Borrower pursuant to the terms of this Note.

(f) Full Disclosure. No representation, warranty or other statement of Borrower in any certificate or written statement given to the Holder, as of the date such representation, warranty, or other statement was made, taken together with all such certificates and statements given to Holder contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not materially misleading.

8. Affirmative Covenants: Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding (other than contingent obligations for which no claim exists):

(a) Annual Financial Statements. Borrower will furnish to Lender within thirty (30) days after the filing thereof with the SEC is required, beginning with the annual report of the Borrower for the fiscal year ending January 31, 2024, a copy of the annual financial statements and report of Borrower and its Subsidiaries for such fiscal year containing, on a consolidated basis, balance sheets and statements of income, retained earnings, and cash flow as of the end of such fiscal year.

(b) Quarterly Financial Statements. Borrower will furnish to Lender within thirty (30) days after the filing thereof with the SEC is required, beginning with the quarterly report of the Borrower for the fiscal quarter ending January 31, 2024, a copy of an unaudited financial report of Borrower and its Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing, on a consolidated basis, balance sheets and statements of income, retained earnings, and cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year.

Documents required to be delivered pursuant to Section 8(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR).

9. Negative Covenants. Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding (other than contingent obligations for which no claim exists):

(a) Disposition of Assets. Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, sell, lease, assign, transfer, or otherwise dispose of all or substantially all of its assets.

(b) Nature of Business. Borrower shall not, nor shall it permit any of its Subsidiaries to, engage in any business other than the businesses in which they are engaged as of the date hereof and any business similar, related, incidental, or ancillary thereto.

10. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a) Failure to Pay. Borrower shall fail to pay when due any payment required under the terms of this Note on the date due and such payment shall not have been made within five (5) days of the due date; or

(b) Representation and Warranties. Any representation or warranty made by in this Note shall be false, misleading, or erroneous in any material respect when made; or

(c) Covenants. Borrower shall fail to timely and properly observe, keep or perform, any term, covenant, agreement or condition in this Note and such failure continues for a period of 30 days after Borrower’s receipt of notice thereof from the Required Noteholders; or

(d) Voluntary Bankruptcy or Insolvency Proceedings. Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of Borrower or of all or a substantial part of its property, (ii) be unable, or admit in writing its present inability, to pay its Debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute) as determined by a court of competent jurisdiction, (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

(e) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Borrower or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Borrower or the Debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 90 days of commencement; or

(f) Senior Loan Agreement. Any default (beyond all applicable grace or cure period) shall occur, and as a result of such default the Senior Creditor accelerates the Obligations (as defined in the Senior Loan Agreement); or

(g) Judgments. A final judgment or judgments for the payment of money in excess of $1,000,000 in the aggregate that is not covered by insurance shall be rendered by a court or courts against Borrower and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and Borrower shall not, within such period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(h) Change of Control. The occurrence of a Change of Control.

11. Rights of Holder upon Event of Default. Upon the occurrence of any Event of Default (other than an Event of Default described in Sections 10(d) and 10(e) and at any time thereafter during the continuance of such Event of Default, the Required Noteholders may, by written notice to Borrower, declare all outstanding Obligations to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence of any Event of Default described in Sections 10(d) and 10(e), immediately and without notice, all outstanding Obligations shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, the Required Noteholders may exercise any other right, power or remedy granted by this Note or any Additional Note or otherwise permitted by law, either by suit in equity or by action at law, or both.

12. Coordinated Action; Expenses. Holder may not institute any action to collect or convert this Note or any other action with respect to this Note or the Obligations without the prior written consent of the Required Noteholders. The Required Noteholders may designate a single Noteholder to institute any such action on behalf of all Noteholders, and Holder agrees and acknowledges that such designated Noteholder shall serve as the representative of all Noteholders in a single action. Each Noteholder shall indemnify and hold harmless such designated Noteholder from and against any and all costs, expenses, fees and liabilities which it may incur in connection with pursuing such action, and such designated Noteholder shall have no liability whatsoever to the other Noteholders for any actions taken or omitted in good faith in connection therewith. If the Required Noteholders or any Noteholder designated by the Required Noteholders institutes an action to collect any obligations arising under this Note or any of the Additional Notes, or to enforce any terms hereof, the Borrower shall pay all costs and expenses incurred by such designated Noteholder in connection therewith, including, without limitation, reasonable attorneys’ fees and costs.

13. Successors and Assigns. Subject to the restrictions on transfer described in Section 16 below, the rights and obligations of the Borrower and Holder shall be binding upon and benefit their respective successors, assigns, heirs, administrators and transferees.

14. Register. Borrower shall maintain a register for the recordation of the names and addresses of Holder, and the aggregate original principal amount of the Loan owing to each Holder (the “Register”). The Register shall be available for inspection by any Noteholder.

15. Waiver and Amendment. No waiver, termination or discharge of this Note, or any of the terms or provisions hereof, shall be binding upon Borrower or Holder unless set forth in writing and signed by (or with the written consent of) Borrower and the Required Noteholders; provided, that any waiver, termination or discharge of this Note or any Additional Note, or any of the terms or provisions hereof, that by its terms disproportionately and adversely affects Holder relative to the other Noteholders (giving effect to any concurrent amendments to the Additional Notes) shall require the written consent of Holder. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any term or condition of this Note. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Note shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

16. Assignment by Borrower or Holder. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by Borrower or Holder without the prior written consent of the Borrower and the Required Noteholders.

17. Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party at the respective addresses of the parties set forth in in the opening paragraph of this Note. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one Business Day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one Business Day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

18. Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

19. Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions of the State of New York or of any other state.

20. WAIVER OF JURY TRIAL. BORROWER AND, BY ITS ACCEPTANCE HEREOF, HOLDER, IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). BORROWER AND, BY ITS ACCEPTANCE HEREOF, HOLDER, (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER SUCH PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO OR ACCEPT, AS APPLICABLE, THIS NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

21. Time Is of the Essence. Time is of the essence of this Note, and of each provision hereof.

22. Formalities. Borrower waives presentment, demand, notice of dishonor, notice of acceptance, default, protest and any other notices whatever. Additionally, Borrower, without affecting its liability hereunder, consents to and waives the withdrawal or extension of credit or time to pay, the release of the whole or any part of the obligations of any Person under or in connection with this Note, renewal, indulgence, settlement, compromise or failure to exercise due diligence in collection, the acceptance or release of security, extension of the time to pay or perform for any period or periods whether or not longer than the original period, or any surrender, substitution or release of any other Person directly or indirectly liable for payment or performance of any of the obligations arising under or in connection with this Note or any collateral security for the obligations hereunder. Borrower agrees that he or she shall not exercise any right of subrogation, reimbursement or indemnity whatsoever or any right of recourse to or with respect to any assets or property of the other or to any collateral for their respective obligations arising under or in connection with this Note, except following payment and performance of all of the Obligations.

[Signature Page Follows]

Borrower has duly executed this Promissory Note as of the date first written above.

STREAMLINE HEALTH SOLUTIONS, INC.

By:
Name:	Bryant J. Reeves, III
Title:	Interim Chief Financial Officer

[Signature Page to Promissory Note]